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                                                                      Exhibit 11


                        SOUTHDOWN, INC. AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (In millions, except per share amounts - Unaudited)




                                                                          THREE MONTHS ENDED               MONTH ENDED
                                                                               MARCH 31,                    MARCH 31,
                                                                      -------------------------      -------------------------
                                                                         1998           1997            1998           1997
                                                                      ----------     ----------      ----------     ----------
Earnings for basic earnings per share:
  Net earnings before preferred stock dividends                       $     16.5     $     13.6      $      7.1     $      5.0
  Preferred stock dividends                                                   --           (1.2)             --           (0.4)
                                                                      ----------     ----------      ----------     ----------
  Net earnings for basic earnings per share                           $     16.5     $     12.4      $      7.1     $      4.6
                                                                      ==========     ==========      ==========     ==========

Earnings for diluted earnings per share                               $     16.5     $     13.6      $      7.1     $      5.0
                                                                      ==========     ==========      ==========     ==========

Average outstanding common shares for basic
   earnings per share                                                       23.6           21.5            23.6           21.4

  Other potentially dilutive securities:
     -- common stock equivalents from assumed
        exercise of stock options                                            0.4            0.4             0.5            0.4
     - assumed conversion of the Series D convertible
        preferred stock at 1.51 shares of common stock                        --            2.6              --            2.6
                                                                      ----------     ----------      ----------     ----------
  Total for diluted earnings per share                                      24.0           24.5            24.1           24.4
                                                                      ----------     ----------      ----------     ----------
Earnings per share:
   Basic                                                              $     0.70     $     0.57      $     0.30     $     0.21
                                                                      ==========     ==========      ==========     ==========
   Diluted                                                            $     0.69     $     0.55      $     0.30     $     0.20
                                                                      ==========     ==========      ==========     ==========
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